                                EMPLOYMENT OFFER
                                       FOR
                                THOMAS F. BARBEE

TITLE:                     President

DUTIES:                    Inherent with title of President and as determined by
                           a mutually agreeable description of duties.

COMPENSATION:              $7166.67 per month cash (total $86,000.00 / annum)
                           based on a 4-day workweek.  Bonus of up to 5% of pre-tax
                           net profits of company as determined at the end of
                           each fiscal year.

STOCK OPTIONS:             75,000 shares per year for six (6) years) at option
                           price of $1.00 per share, exercisable beginning one
                           year from date of annual grant, ending 6 years from
                           date of each year's annual grant, ending 6 years from
                           date of each year's annual grant. (par value of stock
                           is $0.01 / share)

VACATION:                  Accrued at the rate of 1 week per quarter or a maximum
                           of 4 weeks per year.  Unused vacation may be carried
                           over from year to year.

INSURANCE:                 Until the company can obtain group coverage, the
                           employee shall provide, at his own expense, medical,
                           life, dental, and disability insurance.

AUTO EXPENSE:              $.32 per mile for business travel and as adjusted by
                           IRS from time to time

TRAVEL:                    Reimbursed by company

BUSINESS EXPENSES:         Reimbursed by company

START DATE:                August 1, 2000 (proposed)

                      Office 919/772-9925 • Fax 919/772-1220
               3721 Junction Blvd., Raleigh, North Carolina 27603